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                                 PRESS RELEASE
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Date:    July 7, 2000

Contact: Robert Schaal, Gulf States Steel, Inc. (256/543-6105)

GADSDEN, ALABAMA -- Gulf States Steel, Inc. of Alabama ("GSS") announced that it is implementing a restructuring program involving major cost reduction measures and a revised capital spending plan. As a first step, the Company has laid off 66 salaried and 55 hourly workers. The plan is intended to bring GSS to a significantly positive cash flow position despite lingering weak prices for the Company's steel products. Additional cost reduction measures are being evaluated and will be implemented in the near future.

     In addition, the Company has been advised that a decision on its application for a federal guarantee under the Emergency Steel Loan Guarantee Act of 1999 has been postponed for up to 45 days to enable the Company to supplement and amend its guarantee application. The application would not be acted upon by the Emergency Steel Loan Guarantee Board for an additional 45 days thereafter. According to Bob Schaal, Chairman and CEO, "We are pleased that the Guarantee Board allowed us the opportunity to improve our application, but the delay and uncertainty of the application process demonstrates the need to take charge of our future today. We have to take immediate steps to restructure the Company and thereby maintain the support of our customers and suppliers to assure our survival regardless of the outcome of the guarantee application."